SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 20)*

                            Katy Industries, Inc.
                               (Name of Issuer)

                   Common Stock, One Dollar ($1.00) par value
                       (Title of Class of Securities)

                                 486026107
                               (CUSIP Number)

                              Jonathan P. Johnson
                                  CRL, Inc.
                        6300 S. Syracuse Way, Suite 300
                            Englewood, CO  80111
       _________________________________________________________________
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 May 12, 1997
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

Check the following box if a fee is being paid with the statement.    (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 		Wallace E. Carroll, Jr.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)


6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		United States

   	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		400,939

8.	SHARED VOTING POWER
 		2,816,993

9.	SOLE DISPOSITIVE POWER
 		400,939

10.	SHARED DISPOSITIVE POWER
  		2,816,993

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
	  	3,217,932

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	39.2%

14.	TYPE OF REPORTING PERSON*
  		IN

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 		Amelia M. Carroll

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		United States

      	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		10,729

8.	SHARED VOTING POWER
 		2,815,219

9.	SOLE DISPOSITIVE POWER
 		10,729

10.	SHARED DISPOSITIVE POWER
  		2,815,219

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
  		2,825,948

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	34.4%

14.	TYPE OF REPORTING PERSON*
  		IN

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 		The Wallace E. Carroll Trust U/A Dated 7/1/57
	 	F/B/O Wallace E. Carroll, Jr. and his descendants

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Illinois

    	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		2,151

8.	SHARED VOTING POWER
 		2,073,436

9.	SOLE DISPOSITIVE POWER
 		2,151

10.	SHARED DISPOSITIVE POWER
  		2,073,436

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
  		2,075,587

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	25.3%

14.	TYPE OF REPORTING PERSON*
  		OO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 	The Wallace E. Carroll Trust U/A Dated 5/1/58
	 	F/B/O Wallace E. Carroll, Jr. and his descendants

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
	 	(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		PF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Illinois

      	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		507,121

8.	SHARED VOTING POWER
 		2,073,436

9.	SOLE DISPOSITIVE POWER
 		507,121

10.	SHARED DISPOSITIVE POWER
  		2,073,436

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
  		2,580,557

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	31.4%

14.	TYPE OF REPORTING PERSON*
  		OO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 	The Wallace E. Carroll Trust U/A Dated 1/20/61
 		F/B/O Wallace E. Carroll, Jr. and his descendants

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Illinois

       	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		11,881

8.	SHARED VOTING POWER
 		-0-

9.	SOLE DISPOSITIVE POWER
 		11,881

10.	SHARED DISPOSITIVE POWER
  		-0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
	  	11,881

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	less than 1%

14.	TYPE OF REPORTING PERSON*
  		OO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 	The Lelia H. Carroll Trust U/A Dated 7/12/62
	 	F/B/O Wallace E. Carroll, Jr. and his descendants

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Illinois

      	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		180,661

8.	SHARED VOTING POWER
 		-0-

9.	SOLE DISPOSITIVE POWER
 		180,661

10.	SHARED DISPOSITIVE POWER
  		-0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
	  	180,661

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	2.2%

14.	TYPE OF REPORTING PERSON*
  		OO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 	Subtrusts under The Wallace E. and Lelia H. Carroll Trust U/A Dated 12/15/78
	 	F/B/O Wallace E. Carroll, Jr. and his descendants

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Illinois

       	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		7,059

8.	SHARED VOTING POWER
 		-0-

9.	SOLE DISPOSITIVE POWER
 		7,059

10.	SHARED DISPOSITIVE POWER
  		-0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
  		7,059

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  		less than 1%

14.	TYPE OF REPORTING PERSON*
  		OO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 	Subtrusts under The Wallace E. Carroll, Jr. Trust #1 U/A Dated 12/30/76

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Illinois

       	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		1,000

8.	SHARED VOTING POWER
 		-0-

9.	SOLE DISPOSITIVE POWER
 		1,000

10.	SHARED DISPOSITIVE POWER
  		-0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
	  	1,000

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	less than 1%

14.	TYPE OF REPORTING PERSON*
  		OO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 	Subtrusts under The Wallace E. Carroll, Jr. Trust #2 U/A Dated 12/30/76

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Illinois

      	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		774

8.	SHARED VOTING POWER
 		-0-

9.	SOLE DISPOSITIVE POWER
  	774

10.	SHARED DISPOSITIVE POWER
	  	-0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	   PERSON
  		774

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	less than 1%

14.	TYPE OF REPORTING PERSON*
  		OO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 		CRL, Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
 		WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Delaware

      	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		2,073,436

8.	SHARED VOTING POWER
 		-0-

9.	SOLE DISPOSITIVE POWER
 		2,073,436

10.	SHARED DISPOSITIVE POWER
  		-0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
	  	2,073,436

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  		25.2%

14.	TYPE OF REPORTING PERSON*
  		CO

1.	NAME OF REPORTING PERSON
  	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 	The Wallace Foundation

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 		(a)
 		(b)	X

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
  	Not applicable

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 	PURSUANT TO ITEMS 2(D) OR 2(E)

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
 		Colorado

      	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.	SOLE VOTING POWER
 		32,910

8.	SHARED VOTING POWER
 		-0-

9.	SOLE DISPOSITIVE POWER
 		32,910

10.	SHARED DISPOSITIVE POWER
  		-0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   	PERSON
  		32,910

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   	CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	  	less than 1%

14.	TYPE OF REPORTING PERSON*
  		OO

                                 AMENDMENT NO. 20
                                  TO SCHEDULE 13D

	This amended statement relates to the Common Stock, $1.00 par value per share
(the "Shares"), of Katy Industries, Inc. (the "Company").  This statement is being filed in accordance with Item 101(a)(2)(i) of Regulation S-T promulgated by the Securities and Exchange Commission in connection with the Commission's
Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

	This amended statement on Schedule 13D is jointly filed by Wallace E. Carroll,
Jr., Amelia M. Carroll, The Wallace E. Carroll Trust U/A Dated 7/1/57 F/B/O
Wallace E. Carroll, Jr. and his descendants (the "WEC Jr. '57 Trust"), The
Wallace E. Carroll Trust U/A Dated 5/1/58 F/B/O Wallace E. Carroll, Jr. and
his descendants (the "WEC Jr. '58 Trust"), The Lelia H. Carroll Trust U/A Dated
7/12/62 F/B/O Wallace E. Carroll, Jr. and his descendants (the "WEC Jr. '62
Trust"), The Wallace E. Carroll Trust U/A Dated 1 "WEC Jr. '78 Subtrusts"),
the Subtrusts under The Wallace E. Carroll, Jr. Trust Number 1 U/A Dated
12/30/76 (the "WEC Jr. '76 Subtrusts Number 1"), the Subtrusts under The
Wallace E. Carroll, Jr. Trust Number 2 U/A Dated 12/30/76 (the "WEC Jr. '76
Subtrusts Number 2"), CRL, Inc., a Delaware corporation ("CRL"), and The
Wallace Foundation pursuant to a Joint 13D Filing Agreement dated as of
February 29, 1996 (collectively, the "Reporting Persons").

Item 4.	Purpose of Transaction

	Item 4 is hereby amended as follows:

	In order to satisfy certain loan obligations related to among other things, advances to satisfy tax obligations arising from the previously reported
Reorganization of Carroll family interests, Wallace E. Carroll, Jr. intends to sell up to 200,000 Shares directly owned by him from time to time over the next twelve months in open market transactions or in privately negotiated transactions.  Mr. Carroll intends to seek block transactions at certain specified prices acceptable to Mr. Carroll in his sole discre's outstanding
Shares as of the date of this amended statement.

                                   SIGNATURE

		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 12, 1997



	By:  /s/ Jonathan P. Johnson

	__________________________________________
	Jonathan P. Johnson, as attorney-in-fact for the Reporting Persons.